Exhibit 8.3

[Osler, Hoskin & Harcourt LLP Letterhead]

January 11, 2005

The Toronto-Dominion Bank
21st Floor
55 King Street West
P.O. Box 1
Toronto, ON M5K 1A2

Dear Sirs/Mesdames:

Amended and Restated Agreement and Plan of Merger, dated as of August 25, 2004, among The Toronto-Dominion Bank, Berlin Merger Co., Banknorth Group Inc. and Berlin Delaware Inc.

We have acted as counsel to The Toronto-Dominion Bank, a corporation chartered under the Bank Act (Canada) (the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) (Registration No. 333-119517/119519) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the migratory merger and the acquisition merger (collectively, the “Mergers”) contemplated by the Amended and Restated Agreement and Plan of Merger dated as of August 25, 2004 (the “Merger Agreement”) among the Company, Berlin Merger Co., a Delaware corporation and direct wholly-owned subsidiary of the Company (“TD Merger Sub”), Banknorth Group, Inc., a Maine corporation (“Banknorth”), and Berlin Delaware Inc., a Delaware corporation and direct wholly-owned subsidiary of Banknorth (“Banknorth Delaware”). This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Merger Agreement and the Registration Statement. In addition, we have examined and relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have considered necessary or relevant for the purposes of this opinion. In such examination, with respect to all documents examined by us, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In giving this opinion, we have assumed, with your permission, that (i) the Mergers will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of each of the Mergers, and (iii) any representations made in the Merger Agreement “to the knowledge of” or based on the belief of the Company, TD Merger Sub, Banknorth or Banknorth Delaware or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of each of the Mergers, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion is based on the Income Tax Act (Canada), as amended (the “ITA”), and the regulations under the ITA, all specific proposals to amend the ITA and the regulations publicly announced by or on behalf of the Minister of Finance prior to the date of this opinion and the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. If there is any subsequent change in such law, regulations, proposals or practices or if there are subsequently any new applicable administrative or assessing practices, this opinion may become inapplicable.

Based and relying upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the discussion contained in the Registration Statement under the caption “THE TRANSACTION – Material Canadian Federal Income Tax Consequences” constitutes, in all material respects, an accurate summary of the Canadian federal income tax matters described therein subject to the qualifications, assumptions and limitations stated therein.

We express our opinion herein only as to those matters of Canadian federal income taxation specifically set forth under the caption “THE TRANSACTION - Material Canadian Federal Income Tax Consequences” in the Registration Statement and no opinion should be inferred as to the tax consequences of the Mergers under any provincial, state, local or foreign law, or with respect to any other areas of Canadian federal taxation.

This opinion is based upon and limited to the laws of Canada.

We hereby consent to the filing of this opinion as Exhibit 8.3 to the Registration Statement and to the references to our firm name therein.

This opinion is addressed to you for your sole benefit in connection with the above-described Mergers. This opinion may not be relied upon by you for any other purpose or relied upon by, or furnished to, any other person, firm or corporation, or quoted from or referred to in any document other than the Registration Statement, or used for any other purpose, without our prior written consent.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

FA/DG:bl